Exhibit 99.1

StoneMor Partners L.P. Announces Third Quarter 2010 Results

Levittown, PA, November 9, 2010 – StoneMor Partners L.P. (NASDAQ: STON) announced its results of operations and various critical financial measures (non-GAAP) today for the three months ended September 30, 2010. Measures released include both critical financial measures utilized by management to manage our business and upon which our decision making is based and GAAP measures as provided for in our quarterly financial statements.

Critical financial measures (non-GAAP):

	Three months ended September 30,
	2010	2009
	(In thousands)

Total value of cemetery contracts written, funeral home revenues and investment and other income (a)	$64,862	$54,513
Adjusted operating profit (a)	10,454	9,582
Adjusted operating cash generated (a)	9,671	8,963
Distributable free cash flow (a)	$10,356	$8,460

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Financial measures (GAAP):

	Three months ended September 30,
	2010	2009
	(In thousands)

Operating cash flows	$6,844	$6,619
Operating profit	656	4,214
Total revenues	52,130	46,587
Net income	4,645	2,184

Common Unit Offering and Debt Capacity Reinstatement

On September 22, 2010, we completed a public offering of 1,725,000 common units, including an underwriter’s overallotment of 225,000 common units, representing limited partner interests in us. Net proceeds, after offering costs and an underwriter’s discount were approximately $39.5 million. All of these proceeds were used to pay down amounts due on both our acquisition credit facility and revolving credit facility. Concurrent with the offering and debt pay down, we restructured our acquisition credit facility and revolving credit facility so that amounts paid down were reinstated and made available to us again. As of September 30, 2010, we had approximately $78.0 million available under our credit facilities.

As a result of these transactions, we have both strengthened our capital position and added capacity with which to pursue future acquisitions that might become available to us. We will also continue to evaluate opportunities in the capital markets to continue to improve our overall financial position.

Increased Distribution

In October of 2010, we were pleased to announce that we were increasing our distribution in the fourth quarter from $0.555 to $0.565. We made this decision after evaluating recent operating results, the impact of our capital restructuring, and the impact on our financial position due to our recent acquisitions. These occurrences led to a substantial buildup in our liquid net asset position at September 30, 2010 as compared to December 31, 2009 and other prior periods. Such buildup is shown in the table below:

	As of 9/30/2010	As of 12/31/2009
	(In thousands)

Liquid assets:

Cash and cash equivalents	$17,958	$13,479
Accounts receivable, net of allowance	42,917	37,113
Long-term accounts receivable - net of allowance	56,667	48,015
Merchandise trusts, restricted, at fair value	293,008	203,829

Total liquid assets	410,550	302,436

Liquid liabilities

Accounts payable and accrued liabilities	19,628	26,574
Accrued interest	5,444	1,829
Current portion, long-term debt	846	378
Other long-term liabilities	5,721	2,912
Long-term debt	206,452	182,821
Net deferred tax liabilities	30,044	4,456
Merchandise liability	105,387	65,883

Total liquid liabilities	373,522	284,853

Total liquid net assets	$37,028	$17,583

Distribution coverage quarters (a)	4.07	2.30

(a)	This is a measure of the ratio of liquid net assets to a quarterly distribution commitment. The quarterly distribution commitment is calculated by taking the end of the period outstanding common units (15,566,635 for the quarter ended September 30, 2010 and 13,357,585 for the quarter ended December 31, 2009 respectively) and multiplying these units by the declared distribution. This total is then added to the distribution due to the General Partner based upon the same variables.

We believe that this information shows a material improvement in our liquid net asset position and supports our decision to increase our distribution in the fourth quarter of 2010.

Critical Financial Measures (Non-GAAP)

Production Based Revenue

We believe that “Production-based revenues” is the best measure of revenues generated during a period. It is also the revenue measure used by our senior management in evaluating periodic results.

The table below details the components of production based revenue for the three months ended September 30, 2010 and 2009 and reconciles it to GAAP revenues.

	Three months ended September 30,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2010	2009
	(In thousands)

Value of pre-need cemetery contracts written	$28,762	$25,735	$3,027	11.8%
Value of at-need cemetery contracts written	18,501	15,485	3,016	19.5%
Investment income from trusts	9,101	5,793	3,308	57.1%
Interest income	1,371	1,606	(235)	-14.6%
Other cemetery revenues	439	345	94	27.2%
Funeral home revenues	6,688	5,549	1,139	20.5%

Total	$64,862	$54,513	$10,349	19.0%

Less:

Increase in deferred sales revenue and investment income	12,732	7,926	$4,806	60.6%

Total GAAP revenues	$52,130	$46,587	$5,543	11.9%

Production based revenue increased by $10.3 million, or 19.0%, to $64.9 million. The value of pre-need and at-need cemetery contracts written increased by $6.0 million, revenues from our trusts increased by $3.3 million and funeral home revenues increased by $1.1 million. Other increases were not as material.

A primary driver of the growth in production based revenues was our 2010 acquisitions. As we consistently discuss, one of our core strategies is growth through acquisitions. We were able to accomplish this in the third quarter of 2010 and will continue to look for opportunities as they arise.

Adjusted Operating Profit and Profit Margin

The table below presents adjusted operating profits and reconciles this amount to GAAP operating profits for the three months ended September 30, 2010:

	Three months ended September 30,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2010	2009
	(In thousands)

Operating profit	$656	$4,214

Increase (decrease) in applicable deferred revenues	12,732	7,926

(Increase) decrease in deferred cost of goods sold and selling and obtaining costs	(2,934)	(2,558)

Adjusted operating profit	$10,454	$9,582	$872	9.1%

Adjusted operating profit margin (a)	16.1%	17.6%		-8.3%

(a)	Based upon the ratio of adjusted operating profits to production based revenues.

While operating profits as defined by GAAP declined by $3.6 million during the third quarter of 2010, adjusted operating profits, the measure we consider to be an effective indicator of results, increased to $10.5 million, or 9.1%, during the third quarter of 2010.

Adjusted operating profit increased because the growth in production based revenues outpaced the growth in operating expenses. Our margin declined somewhat because it takes time to initiate and develop our pre-need sales programs at acquired cemeteries while many costs are incurred from inception.

Adjusted Operating Cash Flows and Distributable Free Cash Flow

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	(Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

Because of the timing of certain cash receipts, there will be occasions when we will decide to make a distribution in excess of operating cash flows, adjusted operating cash flows or distributable free cash flows. During the third quarter of 2010, distributions were greater than operating cash flows, but less than both adjusted operating cash flows and distributable free cash flows. Making this type of distribution represents a business decision on our part to not delay partner distributions until such time that cash flow timing issues have been settled. It is our opinion that such a decision is in the best interest of our unit-holders.

The table below adjusts operating cash flows to adjusted operating cash flows and ultimately to distributable free cash flows for the three months ended September 30, 2010 and 2009:

	Three months ended September 30,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2010	2009
	(In thousands)

Operating cash flows	$6,844	$6,619

Add: net cash inflows into the merchandise trust	4,868	2,435
Less: net decrease in accounts receivable	(4,316)	(3,865)
Add net decrease in merchandise liabilities	1,655	1,134
Add net decrease in accounts payable and accrued expenses	864	1,862
Other float related changes	(244)	777

Adjusted operating cash generated	9,671	8,963	$708	7.9%

Less: maintenance capital expenditures	(1,482)	(474)
Plus: Acquisition related costs	2,167	(29)
Less (plus): other investing cash flow items	—	—

Distributable free cash flow generated	10,356	8,460	$1,896	22.4%

Partner distributions made	$7,930	$6,814

As can be seen, the distribution during the third quarter of 2010 was less than both adjusted operating and distributable free cash flows.

The table below shows operating cash flows, adjusted operating cash flows and distributable free cash flows for the nine months ended September 30, 2010:

Nine months ended 9/30/2010
(In thousands)

Operating cash flows	$9,433

Add: net cash inflows into the merchandise trust	1,500
Less: net decrease in accounts receivable	8,859
Add net decrease in merchandise liabilities	537
Add net decrease in accounts payable and accrued expenses	224
Other float related changes	2,235

Adjusted operating cash generated	22,788

Less: maintenance capital expenditures	(4,139)
Plus: Acquisition related costs	4,823
Less (plus): other investing cash flow items	—

Distributable free cash flow generated	23,472

Partner distributions made	$23,340

As can be seen, for the nine months ended September 30, 2010, adjusted operating cash flows are approximately $22.8 million, distributable free cash flows are approximately $23.5 million while partner distributions are approximately $23.3 million.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues increased by $5.5 million, or 11.9%, to $52.1 million during the three months ended September 30, 2010. The increase was primarily attributable to a $4.3 million increase in pre-need and at-need cemetery revenues and a $1.1 million increase in funeral home revenues.

Operating Profit

Operating profit declined by $3.6 million, or 84.4%, to $0.7 during the three months ended September 30, 2010. There was a $9.1 million increase in operating expenses, which offset the $5.5 million revenue increase.

The largest increases were in cemetery expenses ($2.9 million), selling expenses ($1.6 million), and acquisition related costs ($2.2 million), all of which were related to our 2010 acquisitions.

We are not allowed to defer either selling expenses or acquisition related costs and accordingly the benefit of acquiring additional properties as recognized for GAAP purposes can lag the actual economic benefit.

Net Income (Loss)

Net income more than doubled to $4.6 million. The reduction on operating profit was offset by an increase in gains on acquisitions ($5.9 million), an increase in the value of interest rate swaps ($1.4 million) (we did not have these swaps in the third quarter of 2009) and an increase in our tax benefit ($0.7 million), offset by an increase in interest expense ($2.0 million).

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At September 30, 2010 our backlog was $284.9 million. This is an increase of $48.4 million from $236.5 million at December 31, 2009. Over $30 million of this increase was related to our 2010 acquisitions, while the remainder was related to ongoing operations. This build up in backlog will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services

Investor Conference Call

An investors’ conference call to review the second quarter 2010 results (which will be released before this call) will be held on Tuesday November 9, 2010, at 1:00 p.m. Eastern Time. The conference call can be accessed by calling (800) 931-3971. An audio replay of the conference call will be available by calling (800) 633-8284 through 3:00 p.m. Eastern Time on November 23, 2010. The reservation number for the audio replay is as follows: 21485807. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 256 cemeteries and 63 funeral homes. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the decline in the fair value of certain equity and debt securities held in the company’s merchandise trust; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in September 2006; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distribution once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,958	$13,479
Accounts receivable, net of allowance	42,917	37,113
Prepaid expenses	3,998	3,531
Other current assets	8,499	4,502

Total current assets	73,372	58,625

Long-term accounts receivable - net of allowance	56,667	48,015
Cemetery property	304,386	239,777
Property and equipment, net of accumulated depreciation	82,577	48,736
Merchandise trusts, restricted, at fair value	293,008	203,829
Perpetual care trusts, restricted, at fair value	241,923	196,276
Deferred financing costs - net of accumulated amortization	10,324	12,020
Deferred selling and obtaining costs	57,537	49,782
Deferred tax assets	508	451
Fair value of interest rate swap	1,961	—
Other assets	5,809	1,864

Total assets	$1,128,072	$859,375

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$19,628	$26,574
Accrued interest	5,444	1,829
Current portion, long-term debt	846	378

Total current liabilities	25,918	28,781

Other long-term liabilities	5,721	2,912
Fair value of interest rate swap	—	2,681
Long-term debt	206,452	182,821
Deferred cemetery revenues, net	343,855	258,978
Deferred tax liabilities	30,552	4,907
Merchandise liability	105,387	65,883
Perpetual care trust corpus	241,923	196,276

Total liabilities	959,808	743,239

Partners’ capital
General partner	2,869	1,920
General partner incentive distribution rights	6,111	—
Common partner	159,286	114,216

Total partners’ capital	168,264	116,136

Total liabilities and partners’ capital	$1,128,072	$859,375

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2010.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Cemetery
Merchandise	$25,750	$22,728	$68,576	$65,460
Services	11,537	10,187	29,562	28,959
Investment and other	8,336	8,291	25,241	25,156
Funeral home
Merchandise	2,515	2,260	7,377	7,189
Services	3,992	3,121	10,781	10,223

Total revenues	52,130	46,587	141,537	136,987

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,370	1,230	3,727	3,658
Merchandise	5,150	4,486	12,572	13,017
Cemetery expense	13,507	10,599	34,840	30,450
Selling expense	10,298	8,733	27,381	25,177
General and administrative expense	6,327	5,797	18,086	16,687
Corporate overhead (including $190 and $381 in unit-based compensation for the three months ended September 30, 2010 and 2009 and $543 and $1,138 for the nine months ended September 30, 2010 and June 30, 2009)	5,368	5,440	16,062	16,303
Depreciation and amortization	2,261	1,700	5,918	4,718
Funeral home expense
Merchandise	967	839	2,833	2,750
Services	2,549	2,193	6,884	6,895
Other	1,509	1,385	4,381	4,284
Acquisition related costs	2,167	(29)	4,823	2,099

Total cost and expenses	51,473	42,373	137,508	126,038

Operating profit (loss)	656	4,214	4,029	10,949

Other income and expense
Gain on sale of funeral homes	—	—	—	475
Gain on acquisition	6,656	751	29,968	5,334
Increase in fair value of interest rate swap	1,398	—	4,637	—
Interest expense	5,894	3,898	15,991	10,269

Income (loss) before income taxes	2,816	1,067	22,643	6,489

Income tax expense (benefit):
State	(22)	195	33	396
Federal	(1,807)	(1,312)	(2,716)	(1,448)

Total income tax expense (benefit)	(1,829)	(1,117)	(2,683)	(1,052)

Net income (loss)	$4,645	$2,184	$25,326	$7,541

General partner’s interest in net income for the period	$93	$44	$510	$151
General partner’s IDR interest in net income for the period	$—	$—	$6,250	$—

Limited partners’ interest in net income for the period
Common	$4,552	$1,855	$18,565	$6,166
Subordinated	$—	$285	$—	$1,224

Net income per limited partner unit (basic and diluted)	$.33	$.18	$1.36	$.62

Weighted average number of limited partners’ units outstanding (basic and diluted)	13,995	11,891	13,649	11,891

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2010.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009

Operating activities:
Net income	$4,645	$2,184	$25,326	$7,541
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,571	1,410	4,601	4,026
Depreciation and amortization	2,261	1,559	5,918	4,577
Unit-based compensation	190	381	543	1,138
Previously capitalized acquisition costs	—	—	—	1,365
Accretion of debt discount	86	—	252	—
Previously capitalized financing fees	—	—	—	141
Gain on acquisitions	(6,656)	(751)	(29,968)	(5,334)
Increase in value of interest rate swap	(1,398)	—	(4,637)	—
Gain on sale of funeral home	—	—	—	(475)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	3,104	5,198	(11,552)	(6,163)
Allowance for doubtful accounts	1,212	(1,333)	2,693	316
Merchandise trust fund	(4,868)	(2,435)	(1,500)	(4,554)
Prepaid expenses	(521)	(305)	(467)	(736)
Other current assets	726	(499)	(2,041)	(179)
Other assets	39	27	273	(387)
Accounts payable and accrued and other liabilities	(864)	(1,862)	(224)	(1,402)
Deferred selling and obtaining costs	(1,778)	(1,569)	(7,755)	(6,314)
Deferred cemetery revenue	12,637	6,986	31,389	24,612
Deferred taxes (net)	(1,887)	(1,238)	(2,883)	(1,445)
Merchandise liability	(1,655)	(1,134)	(537)	(2,004)

Net cash provided by operating activities	6,844	6,619	9,433	14,723

Investing activities:
Additions to cemetery property	(960)	(1,429)	(1,863)	(3,669)
Purchase of subsidiaries, net of common units issued	(1,500)	(1,462)	(38,462)	(4,189)
Divestiture of funeral home	—	—	—	475
Additions of property and equipment	(1,482)	(474)	(4,139)	(1,535)

Net cash used in investing activities	(3,942)	(3,365)	(44,464)	(8,918)

Financing activities:
Cash distribution	(7,930)	(6,814)	(23,340)	(20,440)
Additional borrowings on long-term debt	9,746	7,415	63,635	109,082
Repayments of long-term debt	(40,243)	(5,663)	(40,927)	(86,716)
Proceeds from public offering	39,503	—	39,503	—
Cost of financing activities	(316)	(98)	(391)	(5,430)
General partner contribution	844	—	1,030	—

Net cash provided by (used in) financing activities	1,604	(5,160)	39,510	(3,504)

Net increase (decrease) in cash and cash equivalents	4,506	(1,906)	4,479	2,301
Cash and cash equivalents - Beginning of period	13,450	11,275	13,479	7,068

Cash and cash equivalents - End of period	$17,956	$9,369	$17,958	$9,369

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,680	$4,248	$12,060	$9,835

Cash paid during the period for income taxes	$231	$217	$1,761	$1,737

Non-cash investing and financing activities
Issuance of note payable for acquisition	$—	$—	$1,305	$2,150
Issuance of limited partner units for cemetery acquisition	$—	$—	$5,785	$—

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2010.